Exhibit 99.1

FOR IMMEDIATE RELEASE

THE KNOT COMPLETES ACQUISITION OF WEDDINGCHANNEL.COM

NEW YORK – September 11, 2006 – The Knot, Inc. (NASDAQ: KNOT, www.theknot.com) today announced that it has completed its acquisition of WeddingChannel.com, Inc.  Under the terms of the Agreement and Plan of Merger and Reorganization, dated June 5, 2006, The Knot issued 1.15 million shares of its common stock and paid approximately $61.7 million in cash, which includes an estimated working capital adjustment of $3.8 million, in exchange for all of the capital stock and stock options of WeddingChannel.  The Knot funded the cash portion of the purchase price with cash on hand and the net proceeds of its follow-on offering of common stock completed on August 15, 2006.

“This acquisition consolidates the two leaders in the online bridal industry,” David Liu, CEO of The Knot, commented. “By uniting The Knot’s content, local resources and community with WeddingChannel’s online bridal registry services, we can deliver the most complete online wedding planning experience for our audience and offer additional advertising opportunities to marketers seeking to reach them.”

“Our advertisers are increasingly recognizing the buying power and value of our audience of couples in the “nesting” lifestage -- the five year span from proposal to pregnancy,” Mr. Liu continued. “Our continuously replenishing audience is truly a unique consumer group characterized by a predictable spending patterns, finite deadlines, and tremendous thirst for information, products and services. With weddings we are the gateway to the process, signing up over a million newly engaged couples every year who can now stay with us through becoming a first time parent via The Knot and The Nest.”

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company.  The Company’s flagship brand, The Knot, is the nation’s leading wedding resource that reaches over 1 million engaged couples each year through the Web, newsstands, bookstores, national television and more.  Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination.  The Company also offers a diverse collection of print publications including national and regional editions of “The Knot Weddings” magazine, seven books, a popular TV series on The Oxygen Network, a Video On Demand (VOD) service for Comcast Cable and content distribution partnerships with MSN and Comcast.  The Knot, Inc. has recently launched several brands targeted before and beyond the wedding day, including newlywed resource The Nest (www.thenest.com), teen site PromSpot.com, and online personals site, GreatBoyfriends.com. The Knot, Inc. is based in New York and has several other offices across the country.

About WeddingChannel.com, Inc.

WeddingChannel offers comprehensive wedding-planning content, interactive tools and one place for couples to manage gift registries from the nation’s largest retailers, pre-reserve hotel rooms from numerous properties worldwide and enable guests to find and purchase these gifts and hotel rooms.  WeddingChannel’s patented registry system searches registries from retailers and resort groups including Macy’s, Bloomingdale’s, Tiffany & Co., Crate and Barrel, Neiman Marcus, Williams-Sonoma, Pottery Barn, The Home Depot, JCPenney, Starwood Hotels, Sandals Resorts and others.  WeddingChannel also operates the leading bridal fashion trade show, WeddingChannel’s Couture Show.  WeddingChannel.com, Inc. is based in Los Angeles.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding future events or the future financial performance of The Knot.  These statements, which are usually accompanied by word such as “may”, will”, “could”, “intends” and “expects”, are only predictions and reflect the current beliefs and expectations of The Knot.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.  Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) the risk that the businesses of The Knot and WeddingChannel will not be integrated successfully, (ii) The Knot’s unproven business model and limited operating history, (iii) The Knot’s history of significant losses, (iv) the significant fluctuation to which The Knot’s quarterly revenues and operating results are subject, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission.  Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:

VMW Corporate & Investor Relations

Vicki Weiner/Sylvia Dresner

212-616-6161

info@vmwcom.com